Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Linde A. Miscio (770) 391-8898
Manager, Corporate Communications
Or
Melinda Zehr, Public Relations Manager
COUNTRY Insurance & Financial Services
(309) 821-2009

STATE REGULATORS APPROVE TRANSACTIONS BETWEEN
COUNTRY INSURANCE & FINANCIAL SERVICES AND COTTON STATES INSURANCE

     ATLANTA (December 22, 2004) The Illinois Division of Insurance has recently approved the proposed merger of Cotton States Life Insurance Company with a subsidiary of COUNTRY Life Insurance Company®, and both Illinois and Connecticut have approved the affiliation of Cotton States Mutual Insurance Company with the property/casualty insurance group of COUNTRY. Regulatory approval in Georgia, where Cotton States is headquartered, was granted in November of this year.

     These regulatory approvals and the approval of Cotton States Life Insurance Company (Nasdaq: CSLI) shareholders in October 2004, are conditions to consummation of the transactions. It is anticipated the transactions will close in early January, to be effective as of January 1, 2005.

     Upon consummation of the closing, Cotton States Life Insurance shareholders will receive $20.25 cash for each share of outstanding common stock of Cotton States Life Insurance Company, as stated in the Agreement and Plan of Merger. As a result, Cotton States Life Insurance Company will become a privately held company.

     Further conditions of consummation of the transactions include COUNTRY Life and the COUNTRY property/casualty insurance group retaining their existing A.M. Best ratings of A+ (Superior) following closing, Cotton States Mutual obtaining an A.M. Best rating of A+ (Superior) as a result of the transactions, as well as other customary conditions to closing.

About COUNTRY

     COUNTRY® Insurance & Financial Services and its alliances serve about one million households and businesses throughout the United States. Founded in 1925, the group now has nearly 2,000 exclusive agents in 14 Midwestern and Western states who offer a full range of property/casualty, life and annuity products, as well as financial and estate planning services. Through alliances, affiliations and relationships with independent agents, their geographic reach spans across the United States. The COUNTRY property/casualty pool includes COUNTRY Mutual Insurance Company, Bloomington, Ill.; Middlesex Mutual Assurance Company, Middletown, Conn.; Holyoke Mutual Insurance Company in Salem, Salem, Mass.; and the MSI Insurance Companies, Arden Hills, Minn. The COUNTRY insurance companies have nearly $1.5 billion of property/casualty premium, $530 million in life premium and are consistently rated A+ by A.M. Best. For additional information, visit www.countryfinancial.com.

About Cotton States

     Cotton States Insurance is a group of companies that has been providing quality insurance products to customers in the Southeast since 1941, with products for auto, home and life. The Group’s product portfolio is complemented with specialty products that are marketed through its two brokerage operations. The Cotton States Insurance Group includes Cotton States Mutual Insurance Company, Shield Insurance Company and Cotton States Life Insurance Company, including its two subsidiaries Cotton States Marketing Resources, Inc. and CSI Brokerage Services, Inc. Cotton States Life Insurance Company is traded on The NASDAQ National Market under the symbol CSLI. For additional information, visit www.cottonstatesinsurance.com.

Forward-Looking Statements

This press release contains forward-looking statements that are not strictly historical and that involve risks and uncertainties. Such statements include, without limitation, any statements containing the words “ believe,” “ anticipate,” “ estimate,” “ expect,” “ intend,” “ plan,” and other similar expressions, as well as statements regarding the timing of the closing of the transactions with COUNTRY. The forward-looking statements set forth herein involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including the ability of the parties to satisfy the conditions to closing set forth in the transaction documents with COUNTRY, general economic conditions, changes in the economic and financial condition of Cotton States prior to closing, and legislation or regulatory environments that adversely affect the businesses. Cotton States and COUNTRY expressly disclaim any obligation to update these forward-looking statements.